Exhibit 99.1

The Glimpse Group Announces The Closing Of A $7.29 Million Registered Direct Offering; Proceeds To Accelerate Spatial Computing, AI and Immersive Capabilities And Support Customer Contracts Traction

NEW YORK, NY, December 23, 2024 — The Glimpse Group, Inc. (“Glimpse”) (NASDAQ:VRAR; FSE:9DR), a diversified Immersive Technology platform company providing enterprise-focused Virtual Reality (“VR”), Augmented Reality (“AR”) and Spatial Computing software and services, today announced that it entered into an registered direct public offering with one institutional investor.

The offering consisted of the sale of 2.75 million shares of common stock and/or pre-funded warrants, for aggregate gross proceeds of approximately $7.29 million at a price of $2.65 per share. The purchase price for the pre-funded warrants was identical to the purchase price for the shares, less the exercise price of $0.001.

Lyron Bentovim, President & CEO of Glimpse, commented: “Post this clean financing, we have approximately $8.5 million of cash on hand, expected profitable operations and a clean balance sheet with no corporate debt, convertible debt or preferred equity. We are now well capitalized to pursue our growth strategy in the emerging Immersive industry.”

Kingswood Capital Partners, LLC, acted as the exclusive placement agent for the offering. The registered direct offering is expected to close on or about December 24, 2024, subject to the satisfaction of customary closing conditions. Kesse PLLC acted as securities counsel to the Company.

The securities described above are being offered pursuant to a “shelf” registration statement (File No. 333-268027) filed with the Securities and Exchange Commission (SEC) on October 27, 2022 and declared effective on November 30, 2022. Such securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the offering of the securities will be filed with the SEC.

When available, copies of the prospectus supplement relating to this registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Kingswood Capital Partners at https://kingswoodus.com/contact.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor are there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR) is a diversified Immersive technology platform company, providing enterprise-focused Virtual Reality, Augmented Reality and Spatial Computing software & services. Glimpse’s unique business model builds scale and a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into this emerging industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release may contain certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements, if provided, are based on information available to the Company as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements, if provided, include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “view,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts, if provided, are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, any forecasts, if provided, are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com